FORM 13F SUMMARY PAGE

Report Summary:

Number of Other Included Managers:   0

Form 13F Information Table Entry Total:	83	(DATA RECORDS)

Form 13F Information Table Value Total:	 131,017	(X1000)

List of Other Included Managers:     None